Exhibit 4.330

/Emblem of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 150052 dated April 17, 2017

For Rendering

Local Telecommunications Services, Except for

Local Telecommunications Services via

Coin-Box Telephones and Multiple-Access Facilities

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until April 17, 2022

This license is granted by decision of the licensing body — Order dated December 06, 2016, No. 639-рчс

Appendix being an integral part of this license is executed on 2 sheets (sheet).

Deputy Head	/Signature/ O.A. Ivanov

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS

PSRN 1087746736296

CN 087081

Appendix to the license No. 150052**

Licensing Requirements

1.                   Public Joint Stock Company Mobile TeleSystems (the Licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN 1027700149124	INN 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.         The Licensee shall commence provision of telecommunications services under this license on or before April 17, 2017.

3.         The Licensee shall provide telecommunications services under this license only within the territory of the following constituent entities of the Russian Federation:

Republic of Karelia;

Arkhangelsk Region, Vologda Region, Leningrad Region, Murmansk Region, Novgorod Region;

St. Petersburg.

4.         Under this license, the Licensee shall provide a subscriber* with:

a)        access to the Licensee’s telecommunications network;

b)        the subscriber line for permanent use;

c)         local telephone connections for:

transmission of voice information;

transmission of facsimile messages;

transmission of data;

d)        access to telematic communications services and intra-area, intercity and international telephone communications services, as well as to data communication services, except for data communication services for voice transmission;

e)         access to the information inquiry support system;

f)          the possibility of free calls around the clock to emergency response services by dialing a single number for calling emergency response services, as well as numbers for calling the appropriate emergency response services established in accordance with the Russian system and numbering plan;

g)         transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.         The Licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

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6.                   When providing telecommunications services, the Licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the Licensee’s local telephone network(s) to the public telecommunications network, connection to the Licensee’s local telephone network(s) of other telecommunications networks, recording and transmission of traffic in the Licensee’s local telephone network(s), recording and transmission of traffic from (to) telecommunications networks of other operators.

7.                   This license has been granted based on the results of consideration of the application for extension of the license No. 94373 dated April 17, 2012, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the Licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.                   When providing services under this license, the Licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.                   The Licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.10.

10.            The Licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.            The Licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to local telecommunications services and intended for increase in their customer value may be provided, except for local telecommunications services via coin-box telephones and multiple-access facilities, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 94373 dated April 17, 2012.

2

Total numbered, bound and sealed

3 (three) page(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

/Signature/ I.Yu. Zavidnaya

December 14, 2016

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS

PSRN 1087746736296

172312